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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

    A.  Name:

                Lincoln Life Variable Annuity Account N

    B. Address of Principal Business Office (No. & Street, City, State,
         Zip Code):

                1300 South Clinton Street
                P.O. Box 1110
                Fort Wayne, IN 46801

    C.  Telephone Number (including area code):

                1-800-348-0851


    D.  Name and Address of Agent for Service of Process:

                Jack D. Hunter, Esq.
                200 East Berry Street
                Fort Wayne, IN 46802

            Copies to:

                Kimberly J. Smith, Esq.
                Sutherland, Asbill & Brennan LLP
                1275 Pennsylvania Avenue, N.W.
                Washington, DC 20004

                Jeremy Sachs, Esq.
                1300 South Clinton Street
                P.O. Box 1110
                Fort Wayne, IN 46801


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E. Check Appropriate Box:


        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

         Yes  /X/                 No  / /


       Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Fort Wayne and State of Indiana on this 18th day of November, 1997.


                                       LINCOLN LIFE VARIABLE
                                            ANNUITY ACCOUNT N

                                       By: /s/ JON A. BOSCIA
                                           ------------------------
                                           Jon A. Boscia, President


Attest:

/s/ JANET L. LINDENBERG
-------------------------
Janet L. Lindenberg
Paralegal